EXHIBIT 99.1


                                  NEWS RELEASE

                                                               Company Contacts:
                                       Investors: Frank Hopkins or Chris Paulsen
                                      Media and Public Affairs:   Susan Spratlen
                                                                  (972) 444-9001


                   Pioneer Reports First Quarter 2005 Results

Dallas, Texas, May 3, 2005 -- Pioneer Natural Resources Company (NYSE:PXD) today announced financial and operating results for the quarter ended March 31, 2005.

Pioneer reported net income of $84.7 million, or $.58 per diluted share. This reflects a per share increase of 16% as compared to the same period last year in which Pioneer reported net income of $60.2 million, or $.50 per diluted share. Cash flow from operations for the first quarter was $334.9 million, an increase of 32% compared to $253.6 million for the same period in 2004.

Long-term debt declined by $554.0 million during the quarter, ending the period at $1.83 billion. During the quarter, Pioneer sold two volumetric production payments (VPP) for total proceeds of approximately $593 million and repurchased
3.7 million shares for a total investment of $151.9 million. During April, the Company sold a third VPP for proceeds of approximately $300 million, sold certain U.S. assets for proceeds of approximately $25 million and announced the pending sale of non-strategic assets in Canada for expected proceeds of approximately $207 million.

Scott Sheffield, Chairman and CEO, stated, "To take advantage of high oil and gas prices, we've sold 38 million barrels of oil equivalent reserves through a combination of VPP transactions and assets sales in Canada and the U.S. for net proceeds anticipated to exceed $1.1 billion. Opportunities to change a company's financial landscape so dramatically, by selling less than 4% of its assets, don't come along very often. While we're extremely pleased to have improved our balance sheet and substantially enhanced our financial flexibility, we will be cautious as we make investments in the current environment of high commodity prices and rising costs to ensure attractive returns on capital employed."

First quarter oil and gas sales averaged 188,524 barrels oil equivalent per day (BOEPD). First quarter oil sales averaged 49,111 barrels per day (BPD) and natural gas liquids sales averaged 19,716 BPD. Gas sales in the first quarter averaged 718 million cubic feet per day (MMcfpd). First quarter realized prices for oil and natural gas liquids were $33.27 and $26.88 per barrel, respectively. The realized price for gas was $5.04 per thousand cubic feet (Mcf), including $.17 per Mcf associated with VPP deferred revenue amortization, while North American realized gas prices averaged $5.96 per Mcf, including $.20 per Mcf associated with VPP deferred revenue amortization. Pioneer also recognized pretax income of $24.8 million associated with business interruption insurance for downtime at Devils Tower and Canyon Express as a result of damage caused by Hurricane Ivan.

First  quarter  production  costs  averaged  $6.72 per barrel of oil  equivalent
(BOE). Production costs increased as compared to the fourth quarter of 2004 due to an increase in ad valorem taxes, additional workover activities performed during Canada's winter access only season, higher field operating costs and the retention of operating costs related to the VPP volumes sold. Exploration and abandonment costs were $67.4 million for the quarter and included $28.3 million of dry hole and abandonments associated with unsuccessful wells in the deepwater Gulf of Mexico, Canada, Nigeria and Tunisia, $37.8 million of geologic and geophysical expenses including seismic costs and $1.3 million of delay rentals and unproved acreage abandonments. General and administrative costs for the quarter were $29.6 million, including annual incentive-based performance payments.

For the same quarter last year, Pioneer reported total oil and gas sales of 182,050 BOEPD, including oil sales of 47,733 BPD, natural gas liquids sales of 23,406 BPD and gas sales of 665 MMcfpd (excluding field fuel volumes). Realized prices for the 2004 first quarter were $28.31 per barrel for oil, $22.21 per barrel for natural gas liquids and $4.38 per Mcf for gas, while North American gas prices averaged $5.04 per Mcf.

Operations Update

During the quarter, Pioneer accelerated its onshore drilling activities in each of its core areas to accomplish its more aggressive development plans for 2005. Currently, Pioneer has 17 onshore rigs running in the U.S. and ten rigs running in Argentina. In Canada, the Company recently completed its largest-ever winter drilling campaign, drilling 56 wells. During Canada's summer drilling season, Pioneer plans to drill up to 100 wells to assess the potential of its extensive Horseshoe Canyon coalbed acreage position.

In the deepwater Gulf of Mexico, production from the Devils Tower A-5 well was initiated in mid-April and the seventh of eight Devils Tower development wells is currently being completed. Production was also initiated from the Adam 3 development well in Tunisia at a gross rate of approximately 3,000 BPD.

The Company continues to expand its offshore exploration program in West Africa. Pioneer was awarded acreage in Nigeria Block 320 and is awaiting government approval on Nigeria Block 256 and the potential award of two blocks in the Joint Development Zone between Nigeria and the Democratic Republic of Sao Tome and Principe. In the deepwater Gulf of Mexico, Pioneer was the apparent high bidder on 13 blocks focused principally in the Mississippi Canyon area where the Company has three producing fields and is currently participating in appraisal drilling on a fourth discovery.

Pioneer has participated in seven key exploration wells this year and expensed three dry holes drilled during the quarter in the deepwater Gulf of Mexico, Nigeria and Tunisia. The Company participated in four wells (two in Alaska, the Thunder Hawk well in the deepwater Gulf of Mexico and the Nour-1 well in Tunisia) for which results will be announced after further testing and evaluation have been completed.

Financial Outlook

The following statements are estimates based on current expectations. These forward-looking statements are subject to a number of risks and uncertainties which may cause the Company's actual results to differ materially from the following statements. The last paragraph of this release addresses certain of the risks and uncertainties to which the Company is subject.

Second quarter 2005 production is expected to average 185,000 to 205,000 BOEPD, including a full quarter of production from Canyon Express, continued ramp up of production from Devils Tower, typical variability in the timing of oil cargo shipments in South Africa and Tunisia and the impact of a full quarter of VPP volumes sold.

Second quarter production costs (including production and ad valorem taxes) are expected to average $6.25 to $6.75 per BOE based on current NYMEX strip prices for oil and gas. Depreciation, depletion and amortization expense is expected to average $9.10 to $9.60 per BOE.

Total exploration and abandonment expense is expected to be $50 million to $70 million and includes carryover costs associated with unsuccessful wells that were in progress at the end of the first quarter, plans to drill two deepwater Gulf of Mexico exploration wells and the acquisition of additional seismic data. General and administrative expense is expected to be $27 million to $29 million. Interest expense is expected to be $29 million to $32 million, and accretion of discount on asset retirement obligations is expected to be $2 million to $3 million.

The Company's second quarter effective income tax rate is expected to range from 36% to 39% based on current capital spending plans, including cash income taxes of $5 million to $10 million that are principally related to Argentine and Tunisian income taxes and nominal alternative minimum tax in the U.S. Other than in Argentina and Tunisia, the Company continues to benefit from the carryforward of net operating losses and other positive tax attributes.

The Company's financial results and oil and gas hedges are outlined on the attached schedules.

Earnings Conference Call

This morning at 10:00 a.m. Eastern, Pioneer will discuss its first quarter financial and operating results with an accompanying presentation. The call will be webcast on Pioneer's website, www.pioneernrc.com. At the website, select 'INVESTOR' at the top of the page. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. Or you may choose to dial (888) 569-5033 (confirmation code: 6264844) to listen to the call by telephone and view the accompanying visual presentation at the website above. A telephone replay will be available by dialing (888) 203-1112 (confirmation code:
6264844).

Pioneer is a large independent oil and gas exploration and production company with operations in the United States, Argentina, Canada, Equatorial Guinea, Nigeria, South Africa and Tunisia. Pioneer's headquarters are in Dallas. For more information, visit Pioneer's website at www.pioneernrc.com.

Except for historical information contained herein, the statements in this News Release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer are subject to a number of risks and uncertainties that may cause Pioneer's actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of oil and gas prices, product supply and demand, competition, government regulation or action, international operations and associated international political and economic instability, litigation, the costs and results of drilling and operations, Pioneer's ability to replace reserves, implement its business plans, or complete its development projects as scheduled, access to and cost of capital, uncertainties about estimates of reserves, quality of technical data, environmental and weather risks, acts of war or terrorism. These and other risks are described in Pioneer's 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission.

                        PIONEER NATURAL RESOURCES COMPANY
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                                  March 31,       December 31,
                                                                    2005              2004
                                                                 -----------      ------------
                                                                 (Unaudited)
                                     ASSETS
Current assets:
   Cash and cash equivalents                                     $    16,039      $     7,257
   Accounts receivable, net                                          224,874          210,279
   Inventories                                                        41,256           40,332
   Prepaid expenses                                                    8,355           10,822
   Deferred income taxes                                             188,124          115,206
   Other current assets, net                                           9,213            9,529
                                                                  ----------       ----------
        Total current assets                                         487,861          393,425
                                                                  ----------       ----------
Property, plant and equipment, at cost:
   Oil and gas properties, using the successful efforts
     method of accounting                                          8,338,605        8,124,616
   Accumulated depletion, depreciation and amortization           (2,395,972)      (2,243,549)
                                                                  ----------       ----------
        Total property, plant and equipment                        5,942,633        5,881,067
                                                                  ----------       ----------
Deferred income taxes                                                  2,038            2,963
Goodwill                                                             307,951          315,880
Other assets, net                                                    141,854          135,132
                                                                  ----------       ----------
                                                                 $ 6,882,337      $ 6,728,467
                                                                  ==========       ==========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                                              $   282,854      $   216,051
   Interest payable                                                   29,976           45,735
   Income taxes payable                                               16,295           13,520
   Deferred revenue                                                   84,469              -
   Other current liabilities                                         509,405          269,153
                                                                  ----------       ----------
        Total current liabilities                                    922,999          544,459
                                                                  ----------       ----------
Long-term debt                                                     1,831,938        2,385,950
Deferred income taxes                                                518,291          607,415
Deferred revenue                                                     545,811              -
Other liabilities and minority interests                             556,358          358,863
Stockholders' equity                                               2,506,940        2,831,780
                                                                  ----------       ----------
                                                                 $ 6,882,337      $ 6,728,467
                                                                  ==========       ==========

                        PIONEER NATURAL RESOURCES COMPANY
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except for per share data)
                                   (Unaudited)


                                                              Three months ended
                                                                    March 31,
                                                           --------------------------
                                                              2005            2004
                                                           ----------     -----------
Revenues and other income:
   Oil and gas                                             $  520,312     $  435,527
   Interest and other                                          28,333          1,735
   Gain (loss) on disposition of assets, net                    2,221            (13)
                                                            ---------      ---------
                                                              550,866        437,249
                                                            ---------      ---------
Costs and expenses:
   Oil and gas production                                     113,962         78,212
   Depletion, depreciation and amortization                   156,151        136,499
   Impairment of long-lived assets                                152            -
   Exploration and abandonments                                67,385         80,506
   General and administrative                                  29,585         18,329
   Accretion of discount on asset retirement obligations        2,140          1,966
   Interest                                                    33,251         21,576
   Other                                                       11,720            196
                                                            ---------      ---------
                                                              414,346        337,284
                                                            ---------      ---------
Income before income taxes                                    136,520         99,965
Income tax provision                                          (51,863)       (39,777)
                                                            ---------      ---------
Net income                                                 $   84,657     $   60,188
                                                            =========      =========

Net income per share:
   Basic                                                   $      .59     $      .51
                                                            =========      =========
   Diluted                                                 $      .58     $      .50
                                                            =========      =========

Weighted average shares outstanding:
   Basic                                                      142,898        118,719
                                                            =========      =========
   Diluted                                                    147,345        120,264
                                                            =========      =========

                        PIONEER NATURAL RESOURCES COMPANY
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)
                                   (Unaudited)


                                                                 Three months ended
                                                                      March 31,
                                                              --------------------------
                                                                 2005           2004
                                                              ----------     -----------
Cash flows from operating activities:
   Net income                                                 $   84,657     $   60,188
   Depletion, depreciation and amortization                      156,151        136,499
   Impairment of long-lived assets                                   152            -
   Exploration expenses, including dry holes                      58,445         78,820
   Deferred income taxes                                          42,972         32,720
   Loss (gain) on disposition of assets, net                      (2,221)            13
   Accretion of discount on asset retirement obligations           2,140          1,966
   Noncash interest expense                                          696         (6,370)
   Commodity hedge related activity                               (3,061)       (11,392)
   Amortization of stock-based compensation                        5,152          1,979
   Amortization of deferred revenue                              (11,625)           -
   Other noncash items                                             4,678           (658)
   Changes in operating assets and liabilities, net of
     effects from acquisition:
      Accounts receivable, net                                   (12,033)       (33,737)
      Inventories                                                 (1,315)           (19)
      Prepaid expenses                                             2,449            917
      Other current assets, net                                     (198)           757
      Accounts payable                                            17,593         (6,002)
      Interest payable                                           (16,259)           693
      Income taxes payable                                         2,775          3,058
      Other current liabilities                                    3,736         (5,802)
                                                               ---------      ---------
Net cash provided by operating activities                        334,884        253,630
Net cash provided by (used in) investing activities              361,899       (172,301)
Net cash used in financing activities                           (688,202)       (91,426)
                                                               ---------      ---------
Net increase (decrease) in cash and cash equivalents               8,581        (10,097)
Effect of exchange rate changes on cash
   and cash equivalents                                              201           (180)
Cash and cash equivalents, beginning of period                     7,257         19,299
                                                               ---------      ---------
Cash and cash equivalents, end of period                      $   16,039     $    9,022
                                                               =========      =========


                        PIONEER NATURAL RESOURCES COMPANY
                        SUMMARY PRODUCTION AND PRICE DATA
                                   (Unaudited)

                                                           Three months ended
                                                                March 31,
                                                        ------------------------
                                                           2005          2004
                                                        ---------      ---------
Average Daily Sales Volumes:
   Oil (Bbls) -                      U.S.                  28,723         24,971
                                     Argentina              8,191          8,628
                                     Canada                   230            100
                                     Africa                11,967         14,034
                                                        ---------      ---------

                                     Total                 49,111         47,733

   Natural gas liquids (Bbls) -      U.S.                  17,543         20,936
                                     Argentina              1,572          1,424
                                     Canada                   601          1,046
                                                        ---------      ---------

                                     Total                 19,716         23,406

   Gas (Mcf) -                       U.S.                 538,285        527,630
                                     Argentina            130,351         97,818
                                     Canada                49,546         40,019
                                                        ---------      ---------

                                     Total                718,182        665,467

Total Production:
   Oil (MBbls)                                              4,420          4,344
   Natural gas liquids (MBbls)                              1,774          2,130
   Gas (MMcf)                                              64,636         60,558
   Equivalent barrels (MBOE)                               16,967         16,567

Average Reported Price (a):
   Oil (per Bbl) -                   U.S.               $   28.96      $   26.67
                                     Argentina          $   31.75      $   27.93
                                     Canada             $   53.81      $   35.00
                                     Africa             $   44.28      $   31.41
                                     Worldwide          $   33.27      $   28.31

   Natural gas liquids (per Bbl)  -  U.S.               $   26.15      $   21.52
                                     Argentina          $   30.35      $   29.16
                                     Canada             $   39.07      $   26.51
                                     Worldwide          $   26.88      $   22.21

   Gas (per Mcf) -                   U.S.               $    5.94      $    5.10
                                     Argentina          $     .88      $     .58
                                     Canada             $    6.17      $    4.22
                                     Worldwide          $    5.04      $    4.38

---------------
(a) Average prices include the results of hedging activities.

                        PIONEER NATURAL RESOURCES COMPANY
                    SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES
                                 (in thousands)
                                   (Unaudited)


     EBITDAX and discretionary cash flow ("DCF") (as defined below) are presented herein, and reconciled to the generally accepted accounting principle ("GAAP") measures of net income and net cash provided by operating activities because of their wide acceptance by the investment community as financial indicators of a company's ability to internally fund exploration and development activities and to service or incur debt. The Company also views the non- GAAP measures of EBITDAX and DCF as useful tools for comparisons of the Company's financial indicators with those of peer companies that follow the full cost method of accounting. EBITDAX and DCF should not be considered as alternatives to net income or net cash provided by operating activities, as defined by GAAP.

                                                                 Three months ended
                                                                      March 31,
                                                               -----------------------
                                                                 2005           2004
                                                               ---------     ---------
   Net income                                                  $  84,657     $  60,188
   Depletion, depreciation and amortization                      156,151       136,499
   Impairment of long-lived assets                                   152           -
   Exploration and abandonments                                   67,385        80,506
   Accretion of discount on asset retirement obligations           2,140         1,966
   Interest expense                                               33,251        21,576
   Income tax provision                                           51,863        39,777
   Loss (gain) on disposition of assets, net                      (2,221)           13
   Commodity hedge related activity                               (3,061)      (11,392)
   Amortization of stock-based compensation                        5,152         1,979
   Amortization of deferred revenue                              (11,625)          -
   Other noncash items                                             4,678          (658)
                                                                --------      --------

       EBITDAX (a)                                               388,522       330,454

   Less: Cash interest expense                                   (32,555)      (27,946)
         Current income taxes                                     (8,891)       (7,057)
                                                                --------      --------

         Discretionary cash flow (b)                             347,076       295,451

   Less: Cash exploration expense                                 (8,940)       (1,686)
         Changes in operating assets and liabilities              (3,252)      (40,135)
                                                                --------      --------

   Net cash provided by operating activities                   $ 334,884     $ 253,630
                                                                ========      ========

-------------
(a) "EBITDAX" represents earnings before depletion, depreciation and amortization expense; impairment of long-lived assets; exploration and abandonments; accretion of discount on asset retirement obligations; interest expense; income taxes; gain or loss on the disposition of assets; commodity hedge related activity; amortization of stock-based compensation; amortization of deferred revenue; and other noncash items.
(b) Discretionary cash flow equals cash flows from operating activities before changes in operating assets and liabilities and before cash exploration expense.

                        PIONEER NATURAL RESOURCES COMPANY

                            SUPPLEMENTAL INFORMATION
                                As of May 2, 2005

                         Open Commodity Hedge Positions
                         ------------------------------

                                                           2005
                                          -----------------------------------------
                                          Second      Third     Fourth
                                          Quarter    Quarter    Quarter      Year       2006      2007      2008
                                          --------   --------   --------   --------   -------   -------   -------

Average Daily Oil Production Hedged:
   Swap Contracts:
   Volume (Bbl)                             27,000     27,000     27,000     27,000    10,000    13,000    17,000
   NYMEX price (Bbl)                      $  27.97   $  27.97   $  27.97   $  27.97   $ 31.69   $ 30.89   $ 29.21
   Collar Contracts:
   Volume (Bbl)                                -          -          -          -       3,500       -         -
   NYMEX price (Bbl)
       Ceiling                            $    -     $    -     $    -     $    -     $ 41.95   $   -     $   -
       Floor                              $    -     $    -     $    -     $    -     $ 35.00   $   -     $   -

Average Daily Gas Production Hedged:
   Swap Contracts:
   Volume (Mcf)                            282,240    283,422    253,535    273,032    73,842    29,195     5,000
   NYMEX price (MMBtu) (a)                $   5.20   $   5.20   $   5.20   $   5.20   $  4.30   $  4.30   $  5.40
   Collar Contracts:
   Volume (Mcf)                                -          -          -          -      17,329       -         -
   NYMEX price (MMBtu)
       Ceiling                            $    -     $    -     $    -     $    -     $  9.15   $   -     $   -
       Floor                              $    -     $    -     $    -     $    -     $  6.65   $   -     $   -

---------------
(a) Approximate, based on historical differentials to index prices.


  Amortization of Volumetric Production Payment Proceeds and Derivative Losses
  ----------------------------------------------------------------------------
                                 (in thousands)

                                                    2005
                                     -------------------------------------
                                     Second    Third     Fourth
                                     Quarter   Quarter   Quarter    Year        2006   Thereafter    Total
                                     -------   -------   -------   -------   --------  ----------  --------
VPP proceeds, net of
   transaction costs                 $19,685   $21,126   $21,061   $61,872   $184,103   $635,608   $881,583
Net hedge obligations assigned           765       756       757     2,278      6,248     28,973     37,499
                                      ------    ------    ------    ------    -------    -------    -------
Total deferred revenue (a)            20,450    21,882    21,818    64,150    190,351    664,581    919,082
Less net derivative losses to be
   recognized in pretax earnings (b)  (5,370)   (1,043)   (2,307)   (8,720)    (4,860)   (19,921)   (33,501)
                                     -------    ------    ------    ------    -------    -------    -------
Total VPP impact to pretax
    earnings                         $15,080   $20,839   $19,511   $55,430   $185,491   $644,660   $885,581
                                      ======    ======    ======    ======    =======    =======    =======

--------------
(a) Deferred revenue will be amortized as increases to oil and gas revenues during the indicated future periods.
(b) Represents the remaining pretax earnings impact of the derivatives assigned in the VPPs.